May 19, 2021

To: Mr. Charles Rosenblatt

Dear Charles,

Re: Payoneer Inc. Offer Letter

Reference is made to your Offer Letter dated June 14, 2020 in respect to your employment by Payoneer Inc. (the “Company”), as amended on January 20, 2021 (the “Offer Letter”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

Relocation Loan.  Pursuant to the Offer Letter, the Company paid you, with your first monthly salary, a gross amount of $75,000 as a relocation-loan, which was intended to become a grant after 12 months of continuous employment by the Company. The Company has agreed to an early forgiveness of the relocation loan effective as of the date hereof. Accordingly, said relocation loan shall be deemed forgiven as of the date hereof, subject to you signing your agreement and acceptance hereof as indicated below.

Amendment. Section 7 of the Offer Letter is hereby amended and restated in its entirety by replacing it with the following section 7:

“7. Termination: Employment with the Company is for no specific period of time. You or the Company each have the right to terminate your employment at any time by advance written notice to the other of one hundred eighty (180) days. The Company shall have the right, in its discretion, to ask that you cease work during all or part of the aforesaid notice period. Notwithstanding the foregoing, the Company shall be entitled to terminate your employment with immediate effect and without any prior notice for Cause. For the purpose hereof, “Cause” shall exist in case of (a) your conviction of, or plea of “guilty” of a felony or any crime involving moral turpitude, (b) your willful misconduct with regard to the business, assets or employees of the Company, (c) you being charged of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by you of this Offer Letter which, if curable, remains uncured for seven (7) days after written notice thereof is given to you, and/or (e) any material breach of your duties, which are not curable to the Company."

Except as expressly set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect. On and after the date hereof, each reference to the Offer Letter shall mean the Offer Letter as amended hereby.

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001 www.payoneer.com

This letter supersedes any prior letter or instrument relating to the matters herein.

Please sign below if you agree and accept the foregoing terms.

Sincerely yours,

Aviva Arnon, Chief People Officer

Payoneer Inc.

Read and agreed.

____________________

Charles Rosenblatt

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001 www.payoneer.com